UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) May 16, 2006

VERI-TEK INTERNATIONAL, CORP.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50120 Pontiac Trail, Wixom, Michigan	48393
(Address of Principal Executive Offices)	(Zip Code)

(248) 560-1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 16, 2006, Veri-Tek International, Corp. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Quantum Value Management, LLC (the “Parent”) and all of the members of the Parent (the “Members”), providing for the purchase by the Company from the Members of all of the outstanding membership interests of the Parent, for total consideration of approximately $35 million, consisting of (i) 234,875 shares of Company common stock and (ii) a Non-Negotiable Subordinated Promissory Note (the “Note”) for approximately $1.4 million, which amount is subject to adjustment based on the average trading price of the Company’s common stock over the ten trading days immediately preceding the closing. The remaining portion of the consideration is composed of the Company’s assumption of approximately $33 million of indebtedness of the Parent and its subsidiaries. The purchase price is subject to working capital adjustments. Upon the closing of the transactions contemplated by the Purchase Agreement, the Company has also agreed to pay up to $500,000 of the Parent’s expenses in connection with the transaction. In purchasing the membership interests of Parent, Company will indirectly own Parent’s wholly-owned subsidiary, Manitex, LLC (“Holding”), Holding’s wholly-owned subsidiary, Manitex, Inc. (“Manitex, Inc.”) and Manitex, Inc.’s wholly-owned subsidiary Manitex SkyCrane, LLC.

The Company has made customary representations and warranties and covenants in the Purchase Agreement. The Parent and the Members have also made customary representations and warranties and covenants in the Purchase Agreement, including a two-year non-competition covenant by the Members.

The Note will bear interest at the prime rate of interest, as announced by Comerica Bank in Detroit, Michigan, which will be payable on the first business day of each calendar quarter, commencing on September 1, 2006. The Note will mature on the first to occur of (i) three years from the closing of the transactions contemplated by the Purchase Agreement, (ii) the Company’s consummation of a $25 million financing transaction, and (iii) a change of control of the Company. The Note will be subordinate to all existing and future indebtedness of the Company that is not made expressly subordinate to the Note.

The Purchase Agreement contemplates that the Company will enter into an Employment Agreement with David J. Langevin, the current Chief Executive Officer of Manitex, Inc. Pursuant to the Employment Agreement, Langevin will become Chief Executive Officer of the Company. Don Brown will remain as President of the Company.

Completion of the transactions contemplated by the Purchase Agreement is subject to customary closing conditions and other conditions, including completion of due diligence satisfactory to the Company.

J Giordano Securities Group acted as financial advisor to the Company in connection with the transaction and rendered a fairness opinion to the Company’s Board of Directors as to the fairness, from a financial point of view to the Company and its shareholders, of the consideration to be paid by the Company in the transaction.

Michael C. Azar, the Company’s Vice President and Secretary, David Langevin and Robert J. Skandalaris, are each Members and own 6.1%, 12.1% and 12.1%, respectively, of the Company’s outstanding common stock.

The description of the Purchase Agreement set forth above is not complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K.

A copy of the press release issued by the Company announcing the transaction is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

VERI-TEK INTERNATIONAL, CORP.

By:	/s/ Donald Brown
Name:	Donald Brown
Title:	President

Date: May 19, 2006

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Purchase Agreement, dated May 16, 2006, among the Company, Quantum Value Management, LLC and the members of Quantum Management Partners, LLC.

99.1	Press release dated May 16, 2006.

*	Certain exhibits and schedules have been omitted. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon its request.